Exhibit 99.2

News Release

Contacts:	Media Garrett Marquis +1 949 683 1503 garrett.marquis@bnymellon.com	Analysts Marius Merz +1 212 298 1480 marius.merz@bnymellon.com

BNY Mellon Announces Expiration Date Results of Cash Tender Offer by its Wholly Owned Subsidiary for

Certain of its Senior Notes

NEW YORK, September 11, 2023 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today announced the results of the previously announced cash tender offer (the “Offer”) by BNY Mellon Capital Markets, LLC (“BNYMCM”), an indirect wholly owned subsidiary of BNY Mellon, which commenced on September 5, 2023, to purchase any and all of the securities of BNY Mellon listed in the table below (the “Securities”). The Offer expired on September 11, 2023, at 5:00 p.m., New York City time (the “Expiration Date”). The Offer was made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), each dated September 5, 2023.

BNY Mellon has been advised by D.F. King & Co., Inc., the tender and information agent for the Offer, that the principal amount for each series of Securities, as set forth in the table below, has been validly tendered and not validly withdrawn prior to the Expiration Date and that the additional principal amount for each series of Securities, as set forth in the table below, remains subject to guaranteed delivery procedures. BNYMCM expects to accept for purchase all Securities validly tendered and not validly withdrawn in the Offer as well as any additional Securities delivered in accordance with the guaranteed delivery procedures on September 14, 2023 (the “Settlement Date”) and expects to pay the Total Consideration, as set forth in the table below, for each series of Securities on the Settlement Date in accordance with the terms of the Offer.

Title of Securities	CUSIP Number	ISIN	Principal Amount Outstanding	Principal Amounted Tendered at Expiration Date	Principal Amount Subject to Guaranteed Delivery Procedures	Total Consideration(1)
0.350% Senior Medium-Term Notes, Series J due 2023	06406RAP2	US06406RAP29	$750,000,000.00	$157,779,000.00	$6,000.00	$987.95
3.350% Senior Medium-Term Notes, Series J due 2025	06406RBC0	US06406RBC07	$950,000,000.00	$490,514,000.00	$1,121,000.00	$969.64
3.430% Fixed/Floating Rate Callable Senior Medium-Term Notes, Series J due 2025	06406RBF3	US06406RBF38	$700,000,000.00	$337,312,000.00	$0.00	$983.96

(1)	Per $1,000 principal amount of Securities validly tendered and accepted for purchase.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at +1 (212) 269-5550 (banks and brokers) or Toll-Free at +1 (800) 814-2879 or email at bnymellon@dfking.com.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC served as Joint Dealer Managers for the Offer. Questions regarding the Offer may also be directed to the Joint Dealer Managers as set forth below:

Citigroup Global Markets Inc.

388 Greenwich Street, Trading 4th Floor

New York, New York 10013

Attn: Liability Management Group

Collect: +1 (212) 723-6106

Toll-Free: +1 (800) 558-3745

Email: ny.liabilitymanagement@citi.com

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attn: Liability Management Group Collect: +1 (212) 357-1452 Toll Free: +1 (800) 828-3182

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities. The Offer was made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery and was not made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offers were made by the Joint Dealer Managers on behalf of BNYMCM. None of BNY Mellon, BNYMCM, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, D.F. King & Co., Inc., or the trustee or security registrar with respect to the Securities, nor any affiliate of any of the foregoing, has made any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Securities in response to the Offer.

ABOUT BNY MELLON

Established in 1784, BNY Mellon is America’s oldest bank and the first company listed on the New York Stock Exchange (NYSE: BK). Today, BNY Mellon powers capital markets around the world through comprehensive solutions that help clients manage and service their financial assets throughout the investment life cycle. BNY Mellon had $46.9 trillion in assets under custody and/or administration and $1.9 trillion in assets under management as of June 30, 2023. BNY Mellon has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. Additional information is available on www.bnymellon.com. Follow us on LinkedIn or visit our Newsroom for the latest company news.